UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 16, 2011
Date of Report (date of earliest event reported)

ASCENA RETAIL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-11736	30-0641353
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification Number)

30 Dunnigan Drive
Suffern, New York 10901
(Address of principal executive offices, including zip code)

(845) 369-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01 Other Events

Effective with the beginning of its current fiscal year ending July 28, 2012, Ascena Retail Group, Inc. (the “Company”) implemented a new corporate overhead cost allocation methodology, as further discussed below. Accordingly, this Current Report on Form 8-K is being provided to recast historically reported segment operating results for the fiscal years ended July 30, 2011 (“Fiscal 2011”) and July 31, 2010 (“Fiscal 2010”), in order to enhance the comparability of the Company’s segment operating performance under the new cost allocation methodology. See attached Exhibit 99.1. There have been no changes in total net sales, total operating income or total depreciation and amortization expense in any period as a result of this change.

Background

Historically, the Company was a single-brand retailer operating under the name of dressbarn. As such, all corporate overhead costs were reported historically within the dressbarn operating segment.  As the Company’s legal entity structure evolved with the acquisitions of the maurices brand in Fiscal 2005 and the Justice brand in Fiscal 2010, the Company allocated approximately $2 million of corporate overhead costs annually to each of those operating segments from the dressbarn operating segment. But, the remainder of the corporate overhead costs continued to be reported primarily within the dressbarn operating segment.

In January 2011, the Company completed an internal corporate reorganization and established a new holding company to own the interests of each of the dressbarn, maurices, and Justice brands through wholly owned subsidiaries.  In connection therewith, beginning in Fiscal 2012, the Company implemented a new methodology to allocate corporate overhead costs to each of its operating segments on a reasonable basis.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Reconciliation of segment operating income under the historical and recasted basis of reporting for Fiscal 2011 and Fiscal 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASCENA RETAIL GROUP, INC.
(Registrant)

Date:  December 16, 2011

/s/ Jay Levine
Jay Levine
Senior Vice President, Chief Accounting Officer
and Corporate Controller
(Principal Accounting Officer)